UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2006

SBE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-8419	94-1517641
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

4000 Executive Parkway, Suite 200 San Ramon, CA		94583
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (925) 355-2000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01: NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING

On July 14, 2006, SBE, Inc. (the “Company”) received a notice from The Nasdaq Stock Market (“Nasdaq”) indicating that for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the $1.00 minimum bid price required for continued listing by Marketplace Rule 4310(c)(4) (the “Rule”). The notice states that the Company will be provided 180 calendar days, or until January 10, 2007, to regain compliance with the Rule. The notice further states that if the Company is not in compliance with the Rule by January 10, 2007, the Nasdaq staff will determine whether the Company meets The Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If it meets such initial listing criteria, the Nasdaq staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, the Nasdaq staff will provide the Company written notification that its securities will be delisted from the Nasdaq Capital Market, and at that time the Company may appeal the staff’s determination to a Listings Qualifications Panel.

The Company has not yet determined what action, if any, it will take in response to this notice, although the Company intends to monitor the closing bid price of its common stock and to consider available options if its common stock does not trade at a level likely to regain compliance with the Rule. A copy of the Company’s press release announcing receipt of the notice is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c)    Exhibits.

99.1 Press Release, dated July 18, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 18, 2006

SBE, Inc.

By:	/s/ David W Brunton
David W Brunton
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release of SBE, Inc., dated July 18, 2006